Exhibit 99.1

The Wilber Corporation Announces
Second Quarter 2010 Earnings and Quarterly Dividend

FOR IMMEDIATE RELEASE

DATE:                          July 30, 2010
FROM:                         Douglas C. Gulotty, President and CEO
PHONE:                       607-433-4172

Oneonta, New York, July 30, 2010 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today reported net income of $1.115 million and basic and diluted earnings per share of $0.10 for the three-month period ended June 30, 2010.  By comparison, the Company's net income and basic and diluted earnings per share for the three-month period ended June 30, 2009 were $1.593 million and $0.15, respectively.  This represents a 30.0% decrease in net income and a 33.3% decrease in earnings per share.  This decrease was largely driven by an increase in the provision for loan losses.  Douglas C. Gulotty, President and CEO, said, “During the second quarter, we transferred $9.060 million in loans to five commercial borrowers from potential problem loan to nonaccrual status.  Although some of these borrowers have continued to make their contractual payments, we have doubts as to their ability to maintain these contractual payments into the future.”  Due to an increase in nonaccrual loan balances, continued weakness in economic conditions and an increase in the amount of reserves required for impaired loans, the Company recorded $1.875 million in the provision for loan losses during the second quarter of 2010.  The Company's return on average assets and return on average equity for the second quarter of 2010 were 0.48% and 5.96%, respectively, as compared to 0.68% and 9.34% for the same period in 2009.

Net interest income for the three-month period ended June 30, 2010 was $7.862 million as compared to $7.939 million for the three-month period ended June 30, 2009, a $77 thousand or 0.97% decrease.  The decrease in net interest income was driven by several factors, including a significant increase in nonaccrual loans between comparable periods.

Noninterest income for the three-month period ended June 30, 2010 was $2.479 million, a $52 thousand or 2.1% increase over the comparable 2009 period.  The largest component of noninterest income was $1.120 million in net investment securities gains.  This represents a $111 thousand or an 11.0% increase over the three-month period ended June 30, 2009, as low market interest rates and strong market prices within our available-for-sale securities portfolio permitted the Company to realize these gains.  Additionally, trust fees were $451 thousand for the second quarter of 2010 as compared to $388 thousand in the comparable 2009 quarter, an increase of $63 thousand or 16.2% due to improved market conditions, executor commissions, and trust termination fees.  Noninterest expense was $7.133 million for the quarter as compared to $7.186 million in the second quarter of 2009, a $53 thousand or 0.7% decrease.  Personnel expenses were $3.720 million for the quarter, and $302 thousand less than the comparable prior year period.  This decrease in noninterest expense was partially offset by loan collection expenses of $414 thousand for the quarter, which were $201 thousand greater than the comparable prior year period.  Other miscellaneous expenses were $1.013 million for the quarter, and $145 thousand or 16.7% greater than the comparable prior year period, due largely to increases in expenses related to other real estate owned.

The Company reported net income of $2.879 million and basic and diluted earnings per share of $0.27 for the six-month period ended June 30, 2010.  By comparison, the Company's net income and basic and diluted earnings per share for the six-month period ended June 30, 2009 were $2.666 million and $0.25, respectively.  This increase of 8.0% in both net income and basic and diluted earnings per share was principally due to an increase in net interest income, offset partially by an increase in the provision for loan losses, between comparable periods.

For the six-month period ended June 30, 2010, the Company recorded $15.982 million of net interest income, a $751 thousand or 4.9% increase over the comparable 2009 period.  This improvement was principally due to an increase in tax equivalent net interest margin of 18 basis points to 3.75% due to lower funding costs.

Noninterest income for the six-month period ended June 30, 2010 was $4.434 million, as compared to $4.058 million for the same period in 2009.  This increase of $376 thousand or 9.3% was primarily due to a $297 thousand or 20.5% increase in net investment securities gains between comparable periods and for reasons similar to the above mentioned second quarter performance.  Additionally, trust fees of $869 thousand were $157 thousand or 22.1% greater than the comparable 2009 period stemming from improvements in the equity markets and increased executor and trust termination fees.  This improvement was completely offset by an increase in noninterest expense as the Company recorded $13.956 million in noninterest expense for the six-month period ended June 30, 2010 as compared to $13.567 million for the comparable prior year period.  This $389 thousand or 2.9% increase was principally due to an increase in loan collection expenses of $248 thousand or 86.7%, as increases in insurance and tax payments were required for the Company to protect its interests in collateral in support of loans.

The credit quality of our loan portfolio weakened during the first half of 2010.  This was primarily due to the poor operating performance of several of our large commercial real estate borrowers.  Most notably, the level of nonperforming loans, which include nonaccrual loans, loans 90 days or more past due and still accruing interest, and troubled debt restructured loans, increased $9.549 million or 74.1% during the first half of 2010, from $12.880 million at December 31, 2009 to $22.429 million at June 30, 2010.  At June 30, 2010, the total nonperforming loans as a percentage of period end loans were 4.0%.  This compares to 2.2% at December 31, 2009.

In addition, the Company recorded $691 thousand in net loan charge-offs during the second quarter of 2010.  This represents annualized net charge-offs of 0.49% based on average loans outstanding during the second quarter of 2010.  By comparison, during the second quarter of 2009, the Company recorded $603 thousand in net loan charge-offs, representing an annualized net charge off rate of 0.40%.

“Although the level of impaired loans increased to $22.148 million at June 30, 2010, we have only been able to specifically identify $1.142 million of potential losses against these loans based on our estimates of collateral value or anticipated payments from the borrower.  This represents approximately 11% of the total allowance for loan losses at June 30, 2010.  By comparison, impaired loans totaled $12.957 million at December 31, 2009, with specifically identified reserves of $721 thousand.  This represents a $9.191 million increase in impaired loans, but only a $421 thousand increase in specifically identified reserves for the allowance for loan losses.  Our analysis has shown that there appears to be relatively strong value in the underlying collateral held against these loans.  We’ve applied additional resources to our problem credits and are taking aggressive steps to mitigate further losses to the Company,” added Mr. Gulotty.

For the six-month period ended June 30, 2010, the Company recorded $2.675 million in provision for loan losses as compared to $2.150 million for the comparable prior year period.  Net charge-offs for the six-month period ended June 30, 2010 were $1.251 million as compared to $875 thousand for the six-month period ended June 30, 2009.

Average earning assets for the second quarter of 2010 were $890.616 million, as compared to $905.744 million for the comparable prior year period.  This decrease of $15.128 million or 1.7% was due principally to decreases in the commercial loan and consumer installment loan portfolios, offset somewhat by improvement in residential mortgage loans outstanding.  Average residential mortgage loans outstanding increased to $89.323 million in the second quarter of 2010 or 6.3% over the comparable prior year quarter due to strong mortgage originations that continued throughout 2009.

In related news, the Company declared a quarterly dividend of $0.06 per share at its July 30, 2010 Board meeting.  The dividend will be paid on August 30, 2010 to shareholders of record on August 13, 2010 and represents the 110th consecutive quarterly dividend paid by the Company.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and a loan production office located in Saratoga County.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans, that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeSTÒ.  The Bank currently has 278 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three		As of and for the six
	months ended June 30,		months ended June 30,
Condensed Income Statement	2010	2009³	2010	2009³
Net interest income	$ 7,862	$ 7,939	$15,982	$15,231
Provision for loan losses	1,875	950	2,675	2,150
Net interest income after provision for loan losses	5,987	6,989	13,307	13,081
Noninterest income	2,479	2,427	4,434	4,058
Noninterest expense	7,133	7,186	13,956	13,567
Income before taxes	1,333	2,230	3,785	3,572
Income taxes	218	637	906	906
Net income	$ 1,115	$ 1,593	$ 2,879	$ 2,666

Share and Per Share Data
Average common shares outstanding (in thousands)	10,707	10,504	10,703	10,504
Period-end common shares outstanding (in thousands)	10,714	10,504	10,714	10,504
Average diluted common shares outstanding (in thousands)	10,707	10,504	10,703	10,504

Basic and diluted net income per share	$ 0.10	$ 0.15	$ 0.27	$ 0.25

Cash dividends declared	$ 0.06	$ 0.06	$ 0.12	$ 0.155

Book value per common share	$ 7.19	$ 6.55	$ 7.19	$ 6.55

Period-end Balances
Total assets	$ 929,268	$ 934,618	$ 929,268	$ 934,618
Earning assets	888,516	899,890	888,516	899,890
Loans, gross⁴	559,788	607,225	559,788	607,225
Allowance for loan losses	10,046	8,838	10,046	8,838
Deposits	778,533	784,924	778,533	784,924
Shareholders' equity	77,060	68,814	77,060	68,814

Average Balances
Total assets	$ 933,265	$ 940,808	$ 931,711	$ 937,881
Earning assets	890,616	905,744	888,416	902,162
Loans, gross⁴	567,649	602,434	575,337	598,062
Allowance for loan losses	8,992	8,511	8,873	8,105
Deposits	783,084	792,921	779,883	786,406
Shareholders' equity	75,070	68,391	74,482	67,993

Key Ratios
Earnings:
Return on average assets	0.48%	0.68%	0.62%	0.57%
Return on average equity	5.96%	9.34%	7.79%	7.91%
Net interest margin (tax-equivalent)	3.61%	3.67%	3.75%	3.57%
Efficiency ratio¹	75.37%	73.70%	72.00%	72.76%

	As of and for the three months
Asset Quality	ended December 31, 2009
Net loan charge-offs to average loans, annualized	0.93%	0.49%	0.40%	0.44%	0.30%
Allowance for loan losses to period-end loans	1.47%	1.79%	1.46%	1.79%	1.46%
Allowance for loan losses to nonperforming loans²	67%	45%	74%	45%	74%
Nonperforming loans to period-end loans²	2.19%	4.01%	1.98%	4.01%	1.98%
Nonperforming assets to period-end assets²	1.64%	2.64%	1.35%	2.64%	1.35%

Common Stock Data
The Company's common stock ($0.01 par value per share)	2010	High Trade	Low Trade	Dividend
trades on the NYSE Amex under the symbol GIW.	2nd Quarter	$ 7.00	$ 5.60	$ 0.060
	1st Quarter	$ 8.02	$ 6.21	$ 0.060

	2009	High Trade	Low Trade	Dividend
	4th Quarter	$ 8.65	$ 5.52	$ 0.060
	3rd Quarter	$ 12.00	$ 7.76	$ 0.060
	2nd Quarter	$ 14.15	$ 6.78	$ 0.060
	1st Quarter	$ 8.40	$ 6.71	$ 0.095

¹
Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

²	Nonperforming loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.

³	Certain figures have been reclassified to conform with current period presentation.

⁴	Period-end and average loan balances include nonaccrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.